SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            The Adams Express Company
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           THE ADAMS EXPRESS COMPANY
                             SEVEN ST. PAUL STREET
                           BALTIMORE, MARYLAND 21202

                               ----------------
                           NOTICE OF ANNUAL MEETING
                                                              February 14, 2000

To the Stockholders of


     THE ADAMS EXPRESS COMPANY:


     Notice is hereby given that the Annual Meeting of Stockholders of THE ADAMS EXPRESS COMPANY, a Maryland corporation (the "Company"), will be held at The Colony Palm Beach, 115 Hammon Avenue, Palm Beach, Florida, on Tuesday, March 28, 2000, at 11:00 a.m., for the following purposes:

       (a) to elect directors as identified in the Proxy Statement for the ensuing year;

       (b) to consider and vote upon the ratification of the selection of PricewaterhouseCoopers LLP as the firm of independent accountants to audit the books and accounts of the Company for or during the year ending December 31, 2000;

       (c) to consider and vote upon a proposed amendment to Article SIXTH of the Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 75,000,000 shares to 150,000,000 shares; and


       (d) acting upon a stockholder proposal recommending that the Board of Directors consider causing the Company to conduct a self-tender offer; and


       (e) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record, as shown by the transfer books of the Company, at the close of business on February 14, 2000, are entitled to notice of and to vote at this meeting.



                               By order of the Board of Directors,



                            LAWRENCE L. HOOPER, JR.
                 Vice President, Secretary and General Counsel

Baltimore, MD

     NOTE: STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WITHOUT DELAY.

                           THE ADAMS EXPRESS COMPANY
                             SEVEN ST. PAUL STREET
                           BALTIMORE, MARYLAND 21202
                                 -------------
                                PROXY STATEMENT
                                 -------------

     The Annual Meeting of Stockholders of The Adams Express Company, a Maryland corporation (the "Company"), will be held Tuesday, March 28, 2000, for the purposes set forth in the accompanying Notice of Annual Meeting. This statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at such meeting and at any and all adjournments thereof and is first being sent to stockholders on or about February 23, 2000.


     At the Annual Meeting, action is to be taken on (a) the election of a Board of Directors; (b) the ratification of the selection of independent accountants; (c) the approval of a proposed amendment to the Articles of Incorporation increasing the authorized shares of Common Stock; (d) if presented, the stockholder proposal recommending that the Board of Directors consider causing the Company to conduct a self-tender offer; and (e) the transaction of such other business as may properly come before the meeting.


     Except for Proposals (a), (b), (c) and (d) referred to above, the proxies confer discretionary authority on the persons named therein or their substitutes with respect to any business that may properly come before the meeting. Stockholders retain the right to revoke executed proxies at any time before they are voted by written notice to the Company, by executing a later dated proxy, or by appearing and voting at the meeting. All shares represented at the meeting by proxies in the accompanying form will be voted, provided that such proxies are properly signed. In cases where a choice is indicated, the shares represented will be voted in accordance with the specifications so made. In cases where no specifications are made, the shares represented will be voted for the election of directors, for Proposals (b) and (c) referred to above, and against Proposal (d) referred to above. Under Maryland law, there are no appraisal or other dissenter rights with respect to any matter to be voted on at the Annual Meeting that is described herein.


     The Company will pay all costs of soliciting proxies in the accompanying form. See "Other Matters" below. Solicitation will be made by mail, and officers, regular employees, and agents of the Company may also solicit proxies by telephone or personal interview. The Company expects to request brokers and nominees who hold stock in their names to furnish this proxy material to their customers and to solicit proxies from them, and will reimburse such brokers and nominees for their out-of-pocket and reasonable clerical expenses in connection therewith.


SHARES OUTSTANDING AND ENTITLED TO BE VOTED AT MEETING


     Only stockholders of record at the close of business February 14, 2000, may vote at the Annual Meeting. The total number of shares of Common Stock of the Company outstanding and entitled to be voted on the record date was 53,452,627. Each share is entitled to one vote. The Company has no other class of security outstanding. For Proposal (a), referred to above, directors shall be elected by a plurality of the votes cast at the meeting. Proposal (b) referred to above requires the affirmative vote of a majority of the votes cast at the meeting. Proposal (c) referred to above requires the affirmative vote of a majority of all the shares entitled to be cast at the meeting. Proposal (d) referred to above requires the affirmative vote of a majority of the votes cast at this meeting. Unless otherwise required by the Company's Articles of Incorporation or By-laws, or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast at this meeting. Proxies received by the Company that are marked "withhold authority" or abstain, or that constitute a broker non-vote, are counted as present for purposes of determining a quorum at the meeting. Broker non-votes are shares held in the name of a broker or nominee for which the broker or nominee indicates that instructions have not been received from the beneficial owner or person entitled to vote and the broker or nominee does not have discretionary voting power. Proxies marked "withhold authority", abstentions and broker non-votes do not count as votes cast with respect to any proposal. With respect to a proposal requiring the affirmative vote of a majority of the Company's outstanding Common Stock, the effect of proxies marked "withhold authority", abstentions and broker non-votes is the same as a vote against the proposal. Otherwise, proxies marked "withhold authority", abstentions and broker non-votes have no effect on the outcome of a proposal.

     As of December 31, 1999, the Company knows of no person or group of persons that owns beneficially more than 5 percent of the outstanding Common Stock of the Company, except as set forth immediately below. According to a
Schedule 13G filed with the Securities and Exchange Commission on January 31, 2000, Erik E. Bergstrom and related persons, directly and indirectly, own 3,524,040 shares of Common Stock of the Company, which represents 6.5% of the Company's outstanding Common Stock. Mr. Bergstrom disclaimed beneficial ownership of certain of these shares. Mr. Bergstrom's address is P.O. Box 126, Palo Alto, CA 94302.

(a) NOMINEES FOR ELECTION AS DIRECTORS

     Unless contrary instructions are given by the stockholder signing a proxy, it is intended that each proxy in the accompanying form will be voted at the Annual Meeting for the election of the following nominees to the Board of Directors for the ensuing year, all of whom have consented to serve if elected:

  Enrique R. Arzac      W. D. MacCallan      Landon Peters
  Daniel E. Emerson     W. Perry Neff        John J. Roberts
  Thomas H. Lenagh      Douglas G. Ober+     Susan C. Schwab
                                             Robert J. M. Wilson


     If for any reason one or more of the nominees above named shall become unable or unwilling to serve (which is not now expected) when the election occurs, proxies in the accompanying form will, in the absence of contrary instructions, be voted for the election of the other nominees above named and may be voted for substitute nominees in the discretion of the persons named as proxies in the accompanying form. The directors elected will serve until the next annual meeting or until their successors are elected, except as otherwise provided in the By-laws of the Company.

----------
+ Mr. Ober is an "interested person," as defined by the Investment Company Act of 1940, because he is an officer of the Company.

INFORMATION AS TO NOMINEES FOR ELECTION AS DIRECTORS (AS OF DECEMBER 31, 19991)

     Set forth below with respect to each nominee for director are his or her name and age, any positions held with the Company, other principal occupations during the past five years, other directorships and business affiliations, the year in which he or she first became a director and the number of shares of Common Stock of the Company beneficially owned by him or her. Also set forth below is the number of shares of Common Stock beneficially owned by all the directors and officers of the Company as a group.


                                                                                                            SHARES OF
                                                                                                              COMMON
                                                                                                HAS           STOCK
                                                                                              BEEN A       BENEFICIALLY
                       NAME, AGE, POSITIONS WITH THE COMPANY, OTHER                          DIRECTOR         OWNED
                       PRINCIPAL OCCUPATIONS AND OTHER AFFILIATIONS                            SINCE       (A)(B)(C)(D)
-----------------------------------------------------------------------------------------   ----------   ---------------
Enrique R. Arzac, 58, Professor of Finance and Economics, formerly Vice Dean of               1983             5,214
   Academic Affairs of the Graduate School of Business, Columbia University. Director
   of Petroleum & Resources Corporation*, BEA Income Fund, Inc., BEA Strategic
   Income Fund, Inc., Brazilian Equity Fund, Chile Fund, Emerging Markets
   Infrastructure Fund, Emerging Markets Telecommunications Fund, First Israel Fund,
   Latin America Equity Fund, Latin America Investment Fund and Portugal Fund
   (investment companies).
Daniel E. Emerson, 75, Retired Executive Vice President of NYNEX Corporation, retired         1982             9,019
   Chairman of the Board of both NYNEX Information Resources Co. and NYNEX
   Mobile Communications Co. Previously, Executive Vice President and Director of
   New York Telephone Company. Presently, Chairman, The National YMCA Fund,
   Inc., Director of Petroleum & Resources Corporation and Clifford of Vermont (cable and wire distribution).
Thomas H. Lenagh, 81, Financial Advisor, formerly Chairman of the Board and Chief             1968             1,551
   Executive Officer of Greiner Engineering Inc. (formerly Systems Planning Corp.)
   (consultants), formerly financial vice president, Aspen Institute (research), and financial advisor and prior thereto Treasurer of the Ford Foundation (charitable foundation). Director of Gintel Fund, Clemente Strategic Fund, and Petroleum &
   Resources Corporation (investment companies). Director of ICN Pharmaceuticals,
   Inc., ASD Group (electronic contract manufacturing), and Inrad Corp. (crystals).
W. D. MacCallan, 72, Retired Chairman of the Board and Chief Executive Officer of the         1971            98,280
   Company. Director, former Chairman of the Board and Chief Executive Officer of
   Petroleum & Resources Corporation. Formerly, consultant to the Company and
   Petroleum & Resources Corporation. Previously, Director of the Hanover Funds, Inc.
   and the Hanover Investment Funds, Inc. (investment companies). Presently,
   Trustee, Vista Family of Mutual Funds (fifty funds).
W. Perry Neff, 72, Private Financial Consultant, Retired Executive Vice President of          1987             3,871
   Chemical Bank. Director of Petroleum & Resources Corporation. Previously,
   Chairman of the Board and Director of both the Hanover Funds, Inc. and the
   Hanover Investment Funds, Inc. (investment companies) and a Director of Van
   Deventer & Hoch (investment company). Presently, Trustee, Vista Family of Mutual
   Funds (fifty funds).
**Douglas G. Ober, 53, Chairman of the Board and Chief Executive Officer since April 1,       1989            66,577(e)
   1991 of the Company. Chairman of the Board, Chief Executive Officer and Director
   of Petroleum & Resources Corporation.

----------
*  Non-controlled affiliate of the Company.
** Mr. Ober is an "interested person," as defined by the Investment Company Act of 1940, because he is an officer of the Company.
1  The information for Dr. Susan C. Schwab is as of January 13, 2000.

                                                                                                            SHARES OF
                                                                                                              COMMON
                                                                                                 HAS          STOCK
                                                                                               BEEN A      BENEFICIALLY
                       NAME, AGE, POSITIONS WITH THE COMPANY, OTHER                           DIRECTOR        OWNED
                       PRINCIPAL OCCUPATIONS AND OTHER AFFILIATIONS                             SINCE      (A)(B)(C)(D)
------------------------------------------------------------------------------------------   ----------   -------------
Landon Peters, 69, Private Investor, previously Investment Manager, Y.M.C.A.                     1974          5,052
  Retirement Fund. Formerly Executive Vice President and Treasurer and prior thereto
  Senior Vice President and Treasurer of The Bank of New York. Director of Petroleum &
  Resources Corporation.
John J. Roberts, 77, Senior Advisor, formerly Vice-Chairman, External Affairs, American          1976          4,873
  International Group, Inc. (insurance). Formerly Chairman and Chief Executive Officer of American International Underwriters Corporation (insurance). Previously President of American International Underwriters Corporation-U.S./Overseas Operations.
  Director of American International Group, Inc. and Petroleum & Resources
  Corporation.
Susan C. Schwab, 44, Dean of the School of Public Affairs at the University of Maryland,         2000+             0
  College Park. Formerly, Director of Corporate Business Development at Motorola, Inc.
  Also served as an Assistant Secretary of Commerce for the U.S. and Foreign
  Commercial Service of the U.S. Department of Commerce. Director of Calpine Corp.
  (energy) and Petroleum & Resources Corporation.
Robert J. M. Wilson, 79, Retired President of the Company. Director and retired                  1975         28,575
  President of Petroleum & Resources Corporation.
Directors and Executive Officers as a group.                                                                 489,629


----------
  + Dr. Schwab was elected by the Board of Directors to serve as a director on January 13, 2000, to fill the vacancy created when Mr. Allan Comrie resigned as a director.


(a) To the Company's knowledge, other than shares referred to in footnote (c) below, each director and officer had sole investment and sole voting power with respect to the shares shown opposite his or her name, except (i) Mr. Lenagh, who has only investment power, and (ii) 1,437 shares shown for Mr. Peters, which were beneficially owned by his wife, and as to which he had shared investment power but no voting power and disclaims beneficial ownership.

(b) Of the amount shown as beneficially owned by the directors and executive officers as a group, 132,976 shares were held by the Trustee under the Employee Thrift Plan of the Company.

(c) The amounts shown include shares subject to option under the Company's Stock Option Plan (see "Stock Option Plan" below) by Mr. Ober (46,104 shares) and directors and executive officers as a group (198,932 shares). Mr. Ober and the officers with shares subject to option all disclaim beneficial ownership of those shares.

(d) Calculated on the basis of 53,894,827 shares outstanding on December 31, 1999, each director owned less than 1.0% of the Common Stock outstanding. The directors and executive officers as a group owned 0.9% of the Common Stock outstanding.

(e) Of the amount shown, 20,420 shares beneficially owned by Mr. Ober were held by the Trustee under the Employee Thrift Plan of the Company.

     The nominees for election as directors of the Company identified above are also the nominees for election to the Board of Directors of Petroleum & Resources Corporation ("Petroleum"), the Company's non-controlled affiliate, of which the Company owned 1,210,085 shares or approximately 8.5% of the outstanding Common Stock on December 31, 1999.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Each director and officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 is required to report to the Securities and Exchange Commission by a specified date his or her beneficial ownership of or transactions in the Company's securities. Based upon a review of filings with the Securities and Exchange Commission and written representation that no other reports are required, the Company has no reason to believe that any such directors and officers have not filed all requisite reports with the Securities and Exchange Commission on a timely basis during 1999, with the exception that Mr. Hooper reported late an intraplan transfer involving the Company's stock in connection with a loan from the Company's Thrift Plan, which transfer was an exempt transaction under Rule 16b-3 and has since been reported.



INFORMATION AS TO OTHER EXECUTIVE OFFICERS


     Set forth below are the names, ages and positions with the Company of all executive officers of the Company other than those who also serve as directors. Executive officers serve as such until the election of their successors.

     Ms. Maureen A. Jones, 52, has served as Vice President since January 1, 1998, and as Treasurer since January 1, 1993.

     Mr. Richard F. Koloski, 55, has served as Executive Vice President since January 1, 1986.

     Mr. Joseph M. Truta, 55, has served as President since April 1, 1986.

     Mr. Lawrence L. Hooper, Jr., 47, has served as Vice President since March 30, 1999, and as Secretary and General Counsel since April 1, 1997. Prior thereto, he was a partner in Tydings & Rosenberg L.L.P., a Baltimore, Maryland law firm.

                                                            SHARES OF
                                                             COMMON
                                                              STOCK
                                                          BENEFICIALLY
 SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY (a)          OWNED
NAME                                                     (b) (c) (d) (e)
-----------------------------------------------------   ----------------
          Maureen A. Jones ..........................         12,651
          Richard F. Koloski ........................         86,123
          Joseph M. Truta ...........................        158,887
          Lawrence L. Hooper, Jr. ...................          8,956


----------
(a) As of December 31, 1999. Share ownership of directors and executive officers as a group is shown in the table beginning on page 2 and footnotes thereto.


(b) To the Company's knowledge, each officer had sole investment and voting power with respect to the shares shown opposite his or her name above other than shares referred to in footnote (d) below.

(c) Of the amounts shown, the following shares beneficially owned by the respective officer were held by the Trustee under the Employee Thrift Plan of the Company: Ms. Jones (4,950 shares), Mr. Koloski (25,661 shares), Mr. Truta (78,043 shares), and Mr. Hooper (3,902 shares).


(d) The amounts shown include shares subject to option under the Company's Stock Option Plan (see "Stock Option Plan" below), by Ms. Jones (7,701 shares), Mr. Koloski (60,462 shares), Mr. Truta (79,621 shares), and Mr. Hooper (5,044 shares).

(e) Calculated on the basis of 53,894,827 shares of Common Stock outstanding on December 31, 1999, each of the officers listed above owned less than 1.0% of the Common Stock outstanding.


BOARD MEETINGS AND COMMITTEES OF THE BOARD

     Overall attendance at the twelve meetings of the Board held in 1999 was approximately 93.3%. Each Director attended at least 75% of the total of all
(i) meetings of the Board and (ii) meetings of Committees of the Board on which he served in 1999, except for Mr. Roberts.


AUDIT COMMITTEE


     Messrs. Comrie*, Emerson, Peters and Wilson, none of whom is an "interested person," constitute the membership of the Board's standing Audit Committee, which met twice during 1999. The Audit Committee (1) recommends to the Board of Directors the firm of independent accountants to be engaged to audit the books of account and other corporate records of the Company, (2) reviews with the independent accountants the scope of their audit, with particular emphasis on the areas to which either the Committee or the independent accountants believe special attention should be directed, (3) reviews the recommendations of the independent accountants regarding internal controls and other matters, and (4) makes reports, whenever deemed advisable, to the Board of Directors with respect to the internal controls and accounting practices of the Company. The Audit Committee also reviews the audit and non-audit fees of the independent accountants. The Audit Committee operates under a written charter that was most recently amended in December 1999.

----------
     * Mr. Comrie resigned as a director as of December 31, 1999.

COMPENSATION COMMITTEE


     Messrs. Arzac, Lenagh, MacCallan, and Neff constitute the membership of the Board's standing Compensation Committee, which met three times during 1999. The Compensation Committee reviews and recommends changes in the salaries of directors, executive officers, officers, and employees, and advises upon the compensation and stock option plans in which the executive officers, officers, and employees of the Company are eligible to participate.



EXECUTIVE COMMITTEE


     Messrs. Arzac, Comrie*, MacCallan, Neff, Ober**, and Roberts constitute the membership of the Board's standing Executive Committee, which met twice during 1999. The Committee has the authority of the Board of Directors between meetings of the Board except as limited by law, the Company's By-laws, or Board resolution. The Executive Committee also performs the duties of a nominating committee. It recommends to the full Board candidates for directorship. It is the policy of the Executive Committee not to consider unsolicited nominations for director.



RETIREMENT BENEFITS COMMITTEE


     Messrs. Emerson, Lenagh, Neff, Roberts, and Wilson are the director members of the standing Retirement Benefits Committee of the Company, which administers the Employees' Retirement Plan, Supplemental Retirement Plan and the Employee Thrift Plan of the Company. This Committee met three times during 1999.



BOARD OF DIRECTORS COMPENSATION


     During 1999, each director who is not an interested person received an annual retainer fee of $10,000 and a fee of $500 for each Board meeting attended. All members of each Committee, except executive officers and/or interested persons, receive an additional annual retainer fee of $1,500 for each committee membership and a fee of $500 for each meeting attended; the Chairman of each committee, except for the Executive Committee, receives an additional fee of $500 for each committee meeting attended. The total amount of fees paid to "disinterested person" directors in 1999 was $186,500.


TRANSACTIONS WITH PETROLEUM & RESOURCES CORPORATION

     The Company shares certain expenses with Petroleum, of which all of the above- named nominees are also directors. These expenses are initially paid by the Company, which is reimbursed by Petroleum either in proportion to the size of the respective investment portfolios of the two companies or, where possible, on an actual usage basis. In 1999, Petroleum's share of such expenses for research, accounting services and other office services (including proportionate salaries and other employee benefits), rent and related expenses, and miscellaneous expenses such as office supplies, postage, subscriptions and travel was $391,126. The Securities and Exchange Commission is in the process of reviewing whether the operating relationship between the Company and Petroleum, including this expense sharing method, which the companies have used for over 35 years, complies with the Investment Company Act of 1940 ("the Act"), which restricts certain types of transactions between investment companies and their affiliates, including lending or borrowing money or property between an investment company and

----------
* Mr. Comrie resigned as a director as of December 31, 1999.

** Mr. Ober is an "interested person."

its affiliate, or engaging in other types of joint arrangements. The Company does not believe that its expense sharing arrangement with Petroleum violates the Act. However, if the Securities and Exchange Commission determines that the arrangement is prohibited by the Act, the companies will make such changes to the arrangement as may be necessary to address the Securities and Exchange Commission's concerns.

REMUNERATION OF DIRECTORS AND OTHERS

     The following table sets forth for each of the persons named below the aggregate current remuneration received from the Company during the fiscal year ended December 31, 1999, for services in all capacities:



                                                                                 PENSION OR
                                                                                 RETIREMENT          ESTIMATED
                                                                              BENEFITS ACCRUED        ANNUAL
                                                       AGGREGATE               DURING THE LAST     BENEFITS UPON
NAME OF PERSON,         POSITION             REMUNERATION (1) (2) (3) (4)      FISCAL YEAR (5)      RETIREMENT
-----------------------------------------   ------------------------------   ------------------   --------------
Douglas G. Ober         Chairman of the
                        Board and Chief
                        Executive
                        Officer (A)                    $619,317                      --              $221,430
Joseph M. Truta         President                       312,000                      --               117,425
Richard F. Koloski      Executive Vice
                        President                       113,617                      --                42,450
Enrique R. Arzac        Director (A)(C)                  22,500                      N/A                N/A
Allan Comrie*           Director (A)(B)                  20,000                      N/A                N/A
Daniel E. Emerson       Director (B)(D)                  21,000                      N/A                N/A
Thomas H. Lenagh        Director (C)(D)                  21,500                      N/A                N/A
W. D. MacCallan         Director (A)(C)                  20,500                      N/A                N/A
W. Perry Neff           Director (A)(C)                  20,500                      N/A                N/A
Landon Peters           Director (B)(D)                  20,500                      N/A                N/A
John J. Roberts         Director (A)(D)                  18,000                      N/A                N/A
Robert J. M. Wilson     Director (B)(D)                  22,000                      N/A                N/A


----------
     (A) Member of Executive Committee
     (B) Member of Audit Committee
     (C) Member of Compensation Committee
     (D) Member of Retirement Benefits Committee


     (1) Of the amounts shown, direct salaries paid to by the Company to Messrs. Ober, Truta and Koloski were $253,500, $163,800, and $62,700, respectively.

     (2) Of the Company's direct salaries, $7,798 for Mr. Ober, $7,800 for Mr. Truta, and $2,958 for Mr. Koloski, was deferred compensation under the Company's Employee Thrift Plan. Under the Employee Thrift Plan, the Company also makes contributions to match the contributions made by eligible employees (see "Employee Thrift Plan" below). Of the amounts shown, $15,597, $15,600, and $5,916 were plan contributions for Messrs. Ober, Truta, and Koloski, respectively. The non-employee Directors do not participate in the Employee Thrift Plan.

     (3) Of the amounts shown, $350,220, $132,600, and $45,000 were bonuses accrued for Messrs. Ober, Truta, and Koloski, respectively, in 1999 and deferred until January 2000.

     (4) In addition, $108,464 for Mr. Ober and $68,798 for Mr. Koloski was the net gain realized by them upon the exercise of stock appreciation rights during 1999 granted under the Company's Stock Option Plan (see "Stock Option Plan" below).

     (5) The Company has a noncontributory Employees' Retirement Plan. No contributions were made by the Company to this plan in 1999.

----------

* Mr. Comrie resigned as a director as of December 31, 1999.

     Messrs. Ober, Truta, and Koloski also received direct salaries, deferred compensation, thrift plan contributions, and bonuses from Petroleum, which amounts were included in this summary table in prior years.



STOCK OPTION PLAN

     On December 12, 1985, the Company's Board of Directors adopted a Stock Option Plan (the "Plan"), which was approved by the stockholders at the March 26, 1986 Annual Meeting of Stockholders and amended at the March 29, 1994 Annual Meeting of Stockholders. The Plan provides for the grant to "key employees" (as defined in the Plan) of options to purchase an aggregate maximum of 2,050,000 shares of Common Stock of the Company, together with related stock appreciation rights, of which (i) 850,000 shares may be made subject to options granted between December 12, 1985 and December 11, 1995, and (ii) 1,200,000 shares may be made subject to options granted between December 9, 1993 and December 8, 2003. All options granted or to be granted under the Plan currently will be treated as non-qualified stock options under the Internal Revenue Code. The Plan is administered by the Compensation Committee of the Board of Directors, which consists of four members of the Board, none of whom is eligible to receive grants under the Plan. The grant of options is at the discretion of the Compensation Committee.

     The Plan provides that, among other things, (a) the option price per share shall not be less than the fair market value of the Common Stock at the date of grant, except that the option price per share will be reduced after grant of the option to reflect capital gains distributions to the Company's stockholders, provided that no such reduction shall be made which will reduce the option price below 25% of the original option price; (b) an option will not become exercisable until the optionee shall have remained in the employ of the Company for at least one year after the date of grant and may be exercised for 10 years unless an earlier expiration date is stated in the option; and (c) no option or stock appreciation right shall be granted after December 8, 2003.

     The Plan permits the grant of stock appreciation rights in conjunction with the grant of an option, either at the time of the option grant or thereafter during its term and in respect of all or part of such option. Stock appreciation rights permit an optionee to request to receive (a) shares of Common Stock of the Company with a fair market value, at the time of exercise, equal to the amount by which the fair market value of all shares subject to the option in respect of which such stock appreciation right was granted exceeds the exercise price of such option, (b) in lieu of such shares, the fair market value thereof in cash, or (c) a combination of shares and cash. Stock appreciation rights are exercisable beginning no earlier than two years after the date of grant and extend over the period during which the related option is exercisable. To the extent a stock appreciation right is exercised in whole or in part, the option in respect of which such stock appreciation right was granted shall terminate and cease to be exercisable.

     No disposition of shares of Common Stock acquired as the result of the exercise of an option or stock appreciation right may be made within the later of two years of the date of grant of the option and one year of the acquisition of such shares.


EMPLOYEE THRIFT PLAN

     Employees of the Company who have completed six months of service may elect to have 2% to 6% of their base salary deferred as a contribution to a thrift plan instead of being paid to them currently (see table set forth on page 7 regarding 1999 contributions for the officers and directors identified therein). The Company (subject to certain limitations) contributes for each employee out of net investment income an amount equal to 200% of each employee's contribution or to the maximum permitted by law. Employees may also contribute an additional 10% of base salary to the thrift plan, but these post-tax contributions are not matched by the Company. All employee contributions are credited to the employee's individual account. Employees may elect that their salary deferral and other contributions be invested in a money market fund, intermediate bond fund, Common Stock of the Company or of Petroleum, or a combination thereof. The Company's contributions are invested entirely in its Common Stock. An employee's interest in amounts derived from the Company's contributions becomes non-forfeitable upon completion of 36 months of service or upon death or retirement. Payments of amounts not withdrawn or forfeited under the thrift plan may be made upon retirement or other termination of employment in a single distribution, in ten equal installments, or in an annuity.


EMPLOYEES' RETIREMENT PLAN


     The employees of the Company with one or more years of service participate in a retirement plan pursuant to which contributions are made solely by the Company on behalf of, and benefits are provided for, employees meeting certain age and service requirements. The plan provides for the payment of benefits in the event of an employee's retirement at age 62 or older. Upon such retirement, the amount of the retirement benefit is 2% of an employee's final thirty-six months average annual salary, including bonuses, multiplied by years of service. Retirement benefits cannot exceed 55% of the final thirty-six months' average annual salary including bonuses. Benefits are payable in several alternative methods, each of which must be the actuarial equivalent of a pension payable for the life of the employee only. Retirement benefits (subject to any applicable reduction) are also payable in the event of an employee's early or deferred retirement, disability or death. Contributions are made to a trust to fund these benefits.

     On March 10, 1988, the Board of Directors of the Company unanimously approved a supplemental retirement benefits plan (the "Supplemental Plan") for employees of the Company. On June 11, 1998, the Supplemental Plan was amended and restated as of January 1, 1998. The purpose of the Supplemental Plan is to provide deferred compensation in excess of benefit limitations imposed by the Internal Revenue Code on tax-qualified defined benefit plans, including the retirement plan of the Company described above. In accordance with such limitations, the annual benefit payable under the Company's retirement plan may not exceed the lesser of $135,000 for 2000 and the employee's average total compensation paid during the three highest-paid consecutive calendar years of employment. The $135,000 limit will be adjusted by the Secretary of the Treasury to reflect cost-of-living increases.

     The Supplemental Plan authorizes the Company to pay annual retirement benefits in an amount equal to the difference between the maximum benefits payable under such retirement plan and the benefits that would otherwise be payable but for the Internal Revenue Code's limitations on annual retirement benefits. All amounts payable under the Supplemental Plan will be paid from the general funds of the Company as benefits become due. The Company has established a funding vehicle using life insurance policies owned by the Company for the Supplemental Plan. Payment of benefits under the Supplemental Plan will be made concurrently with and in the same form as payment of benefits under the Company's retirement plan. During 1999, the Company made payments of $18,844 under the Supplemental Plan.


BROKERAGE COMMISSIONS
     During the past fiscal year, the Company paid brokerage commissions in the amount of $772,480 on the purchase and sale of portfolio securities traded on the New York Stock Exchange and the American Stock Exchange, substantially all of which were paid to brokers providing research and other investment services to the Company. The average per share commission rate paid by the Company was $0.0616. No commissions were paid to an affiliated broker.

PORTFOLIO TURNOVER

     The portfolio turnover rate (purchases or sales, whichever is lower, as a percentage of weighted average portfolio value) for the past three years has been as follows:



       1999             1998              1997
-----------------   -----------   --------------------
         15.94%         22.65%                 17.36%

EXPENSE RATIO

     The ratio of expenses to the average net assets of the Company for the past three years has been as follows:



      1999            1998              1997
----------------   ----------   -------------------
         0.32%         0.22%                 0.39%

(b) RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS


     The Investment Company Act of 1940 (the "Act") requires, in effect, that the Company's independent accountants be selected by a majority of the members of the Board of Directors who are not "interested persons" (as defined by the Act) of the Company; that such selection be submitted for ratification or rejection at the annual meeting of stockholders; and that the employment of such independent accountants be conditioned on the right of the Company, by vote of the holders of a majority of its outstanding voting securities, to terminate such employment at any time without penalty. In accordance with such provisions, PricewaterhouseCoopers LLP, 250 W. Pratt Street, Baltimore, Maryland, independent accountants, which firm was the Company's principal auditor during the year 1999, has been selected as independent accountants of the Company to audit the books and accounts of the Company for or during the year ending December 31, 2000, by a majority of those members of the Board of Directors who were not "interested persons" of the Company voting in person, and their selection is submitted to the stockholders for ratification by the affirmative vote of a majority of all the votes cast at the meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to make a statement if they so desire and to respond to appropriate questions. The Company has been informed that PricewaterhouseCoopers LLP does not have any direct financial or any material indirect financial interest in the Company.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.


(c) APPROVAL OF A PROPOSED AMENDMENT TO ARTICLE SIXTH OF THE ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

     It is proposed that the Articles of Incorporation be amended to increase the number of authorized shares of Common Stock from 75,000,000 shares to 150,000,000 shares. This increase would be effected by amending the first paragraph of Article SIXTH so that it will read "The total number of shares of stock which the Corporation shall have authority to issue is 160,000,000 shares with an aggregate par value of $150,000,000, divided into two classes consisting of (a) 150,000,000 shares of Common Stock, par value $1.00 per share, and (b) 10,000,000 shares of Preferred Stock, without par value." Of the 75,000,000 shares of Common Stock currently authorized, as of December 31, 1999, 53,894,827 shares were outstanding, and 906,221 shares were reserved for issuance under the Company's stock option plan. The additional shares of Common Stock that would be authorized by the proposed amendment would have the same rights and privileges and otherwise be identical to the shares of Common Stock currently authorized and outstanding. The proposal to be adopted will require the affirmative vote of a majority of all the votes entitled to be cast thereon, being a majority of the issued and outstanding shares of Common Stock. If the proposal is adopted, the Company shall cause Articles of Amendment to the Articles of Incorporation, substantially in the form of Exhibit A attached hereto, to be filed with the State Department of Assessments and Taxation of the State of Maryland. If the proposal is not adopted, it may be resubmitted to the stockholders at future meetings.

     The Board of Directors recommends the adoption of this proposal. If it is adopted, additional shares of authorized and unissued Common Stock will be provided which can be issued, without further stockholder approval, by the Board of Directors, for the payment of dividends and capital gain distributions to the holders of the Common Stock or, subject to the requirements of the Investment Company Act of 1940, for such other proper corporate purposes as may be deemed desirable by the Board of Directors, including for use in connection with the issuance of any future class of convertible equity security of the Company, possible acquisitions, future stock splits, or the Company's stock option plan. The Board of Directors does not have any present plans to issue additional shares of Common Stock other than for payment of dividends and capital gain distributions, and if required, pursuant to the stock option plan. Holders of the Company's shares have no preemptive rights and, as a result, existing stockholders would not have any preferential right to purchase any of the additional shares of Common Stock if and when issued.

     Although the Board of Directors presently has no plans to do so, the additional shares of Common Stock could, subject to the applicable laws and rules, be sold in a public offering. If such an offering occurred, there could, depending upon a variety of factors, including the rate of return achieved on the investment of the proceeds of any such offering, be a dilution of the net income per share of the outstanding Common Stock. Such an offering would also involve a dilution in the voting rights of the outstanding Common Stock.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT.

(d) STOCKHOLDER PROPOSAL

     A stockholder has informed the Company that he intends to submit a proposal at the Annual Meeting and has requested that it be included in this year's proxy material. The Board of Directors unanimously recommends that you vote AGAINST the proposal. The reasons for the Board's opposition to the proposal are set forth in the Board's statement in opposition that appears immediately after the proposal and its supporting statement. The Company will provide promptly to any stockholder, upon receipt of any oral or written request, the address of the stockholder submitting the following proposal and the number of shares of the Company's Common Stock held by him.


STOCKHOLDER PROPOSAL

     RESOLVED: The shareholders of The Adams Express Company (the "Fund") request the Board of Directors to consider promptly causing the Fund to conduct a self-tender offer for at least 5% of its outstanding shares at or close to net asset value ("NAV").


SUPPORTING STATEMENT

     My name is Phillip Goldstein and I have been a shareholder of the Fund for several years. The shares of the Fund have languished at a fairly wide discount to NAV for a long time. As of October 8, 1999 the discount stood at 17.4%. Thus, about $300 million is currently trapped in the discount.

     Many of us are long-term shareholders of the Fund. I don't think that long-term shareholders that may have to sell some shares of the Fund for personal reasons should always have to accept a price well below NAV. That is why I recommend that a modest self-tender offer be conducted at or close to NAV. Then, a shareholder will be able to receive a fair price for at least some of his or her shares. Shareholders that do not tender may also benefit if the discount narrows due to a reduction in the supply of shares for sale in the stock market.

     A tender offer at a price below NAV will increase the NAV of the remaining shares so those shareholders that do not tender will also benefit. For example, if the Fund tendered for 10% of the outstanding shares at a 5% discount to NAV, those shareholders who retain their shares will get a boost in NAV of approximately $0.20 per share.

     Many other closed-end funds have taken actions to address a persistent discount. For example, the shares of Tri-Continental, a closed-end fund with a similar investment objective to that of our fund were generally trading at a larger discount than the shares of our Fund. After commencing a modest share repurchase program, its shares soon moved to a narrower discount. There is no reason we too shouldn't act to address our Fund's discount.

     To conclude, I believe that a modest self-tender offer at or close to NAV is clearly in the best interest of all shareholders. However, if you disagree, I would appreciate it if you would call me at (914) 747-5262 or e-mail me at OPLP@worldnet.att.net and tell me why you think it is a bad idea.


                    THE BOARD OF DIRECTORS RECOMMENDS THAT
                  YOU VOTE AGAINST THIS STOCKHOLDER PROPOSAL
                        FOR THE REASONS SET FORTH BELOW

STATEMENT OF OPPOSITION

     The proposal seeks to address the discount from net asset value at which the Company's shares have traded in recent years.

     The Board of Directors is concerned about the level of the discount, and has initiated a share repurchase program that it believes may have a positive long-term effect on the discount as well as have other benefits for the Company and all its stockholders.

     A one-time self-tender for 5% of the shares will not have those effects, and the Board believes that such a self-tender should not be implemented.

     The Board believes that the repurchase program is a far superior method for enhancing shareholder value for all stockholders than that presented in the proposal, and that this program should continue unimpeded by any separate self-tender initiative.

     Under the Adams Express share repurchase program adopted by the Board, the Company will repurchase up to 5% of its outstanding shares (which amounts to approximately 2,600,000 shares) over the twelve-month period ending in November 2000, as long as the shares are trading at a discount of at least 10%. At the market price of the Company's Common Stock on December 31, 1999, this would represent an aggregate purchase price of $87,262,000.


     Under this program, the Company began buying back shares in the open market in late December 1999 and, as of January 31, 2000, has repurchased over 433,000 shares. During that time, the discount has fallen from 18.7% on December 23 to 13.7% on January 31. Of course, this change cannot be credited entirely to the repurchase program, but the Board is optimistic about this development and believes that more time is needed to properly gauge the program's effectiveness.


     The stockholder's proposal does not identify any other closed-end fund that has made a one-time self-tender, or state whether such a self-tender has served to reduce the discount of any fund in any appreciable way over a meaningful period of time. Indeed, the one example cited in the proposal is that of the share repurchase program of Tri-Continental Corp., which is in most respects analogous to the share repurchase program adopted by the Company's Board of Directors discussed above.

     You may be assured that the Board continues to monitor the discount closely and evaluates from time to time the desirability of implementing strategies in addition to the share repurchase program for reducing the discount.

     The proposal will not be adopted unless the votes cast in favor of it exceed the votes cast against it. Abstentions and broker non-votes will not be counted as either for or against the proposal. If not otherwise specified, proxies will be voted AGAINST approval of the proposal. The adoption of the proposal would not in itself result in any action, but would simply amount to a request for action by the Board.

     THE BOARD OF DIRECTORS BELIEVES THAT YOUR VOTE AGAINST THE PROPOSAL WILL BE IN THE BEST INTERESTS OF THE COMPANY AND ALL ITS STOCKHOLDERS.

                         - - - - - - - - - - - - - - -

(e) OTHER MATTERS AND ANNUAL REPORT
     As of the date of this proxy statement, management knows of no other business that will come before the meeting. Should other business be properly brought up, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.


     THE ANNUAL REPORT OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING FINANCIAL STATEMENTS, HAS BEEN MAILED TO ALL STOCKHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING TO BE HELD ON MARCH 28, 2000. A COPY OF THE COMPANY'S ANNUAL REPORT WILL BE FURNISHED TO STOCKHOLDERS, WITHOUT CHARGE, UPON REQUEST. YOU MAY REQUEST A COPY BY TELEPHONING LAWRENCE L. HOOPER, JR., VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, AT (800) 638-2479 OR BY SENDING MR. HOOPER AN E-MAIL MESSAGE AT CONTACT@ADAMSEXPRESS.COM.

     The Company has retained Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies. The Company will pay CIC a fee for its services not to exceed $5,500 and will reimburse CIC for its expenses, which the Company estimates will not exceed $2,500.


(f) STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING
     Stockholder proposals for inclusion in the proxy statement and form of proxy relating to the 2001 Annual Meeting must be received at the office of the Company, Seven St. Paul Street, Baltimore, MD 21202, no later than October 17, 2000.


     In addition, pursuant to the Company's By-laws, stockholder proposals for consideration at the 2001 Annual Meeting which are not to be included in the Company's proxy statement and form of proxy must be received at the office of the Company at the address listed in the preceding paragraph no later than January 27, 2001 in order to be eligible for presentation at the 2001 Annual Meeting. Should the Company determine to allow a stockholder proposal that is received by the Company after January 27, 2001 to be presented at the 2001 Annual Meeting nevertheless, the persons named as proxies in the accompanying form will have discretionary voting authority with respect to such stockholder proposal.

                                                                       EXHIBIT A


                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                           THE ADAMS EXPRESS COMPANY

     THE ADAMS EXPRESS COMPANY, a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Articles of Incorporation of the Corporation are hereby amended by striking out the first paragraph of Article SIXTH thereof, as heretofore amended, and inserting in lieu thereof the following:

     "SIXTH: The total number of shares of stock which the Corporation shall have authority to issue is 160,000,000 shares with an aggregate par value of $150,000,000, divided into two classes consisting of (a) 150,000,000 shares of Common Stock of the par value of $1 each and of the aggregate par value of $150,000,000 and (b) 10,000,000 shares of Preferred Stock without par value."

     SECOND: The Board of Directors of the Corporation at a meeting duly convened and held on January 13, 2000, adopted a resolution in which was set forth the foregoing amendment of the Articles of Incorporation, declaring that said amendment was advisable and directing that it be submitted for action thereon at the annual meeting of the stockholders of the Corporation to be held on March 28, 2000.

     THIRD: Notice setting forth the said amendment of the Articles of Incorporation and stating that a purpose of the annual meeting of stockholders would be to take action thereon was given, as required by law, to all stockholders entitled to vote thereon.

     FOURTH: The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote of a majority of all the votes entitled to be cast thereon.

     FIFTH: The amendment of the Articles of Incorporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

     SIXTH: (a) The total number of shares of all classes of stock of the Corporation heretofore authorized by Article SIXTH of the Articles of Incorporation of the Corporation is 85,000,000 shares, consisting of 75,000,000 shares of Common Stock of the par value of $1 per share, amounting in the aggregate to $75,000,000 par value and 10,000,000 shares of Preferred Stock without par value.

     (b) The total number of shares of all classes of stock of the Corporation, as increased by the foregoing amendment to said Article SIXTH, is 160,000,000 shares amounting in the aggregate to $150,000,000 par value, divided into 150,000,000 shares of Common Stock of the par value of $1 per share, having an aggregate par value of $150,000,000, and 10,000,000 shares of Preferred Stock without par value.

     (c) The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth did not change the description, contained in the Articles of Incorporation, of any class of shares of the Corporation, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof, if any.

     IN WITNESS WHEREOF, The Adams Express Company has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary, and the said officers of the Corporation further acknowledged said instrument to be the corporate act of the Corporation and stated under the penalties of perjury that to the best of their knowledge, information and belief, the matters and facts therein set forth with respect to the approval thereof are true in all material respects on March , 2000.


ATTEST:                 THE ADAMS EXPRESS COMPANY


-----------------------------------    By-------------------------------------

           THE ADAMS EXPRESS COMPANY -- PROXY FOR 2000 ANNUAL MEETING

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints THOMAS H. LENAGH, W. D. MacCALLAN and LANDON PETERS, the proxies, and each of them (with power to act without the others and with power of substitution) the proxy of the undersigned, for and in the name of the undersigned, to vote at the Annual Meeting of Stockholders of The Adams Express Company to be held at The Colony Palm Beach, 155 Hammon Avenue, Palm Beach, Florida 33480, on the 28th day of March, 2000 at 11:00 a.m., and at any adjournment thereof, the shares of stock which the undersigned would be entitled to vote if personally present.


     The undersigned hereby ratifying all action of said proxies, or any of them, or their or his substitutes or substitute by virtue hereof; and hereby revoking any authorization to vote such shares heretofore given by the undersigned to anyone. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated February 14, 2000, and the Proxy Statement furnished therewith.


     IF THE UNDERSIGNED FAILS TO SPECIFY HEREIN HOW SUCH SHARES ARE TO BE VOTED ON SAID PROPOSALS (A), (B), (C) AND (D), THEY SHALL BE VOTED "FOR" SAID PROPOSALS (A),(B), AND (C), AND VOTED "AGAINST" SAID PROPOSAL (D).


                                                                          (over)


                              THE ADAMS EXPRESS COMPANY
                              P.O. BOX 11147
                              NEW YORK, N.Y. 10203-0147

(a) ELECTION OF DIRECTORS

    FOR all nominees                 [X]
    listed below

    WITHHOLD AUTHORITY to vote       [X]
    for all nominees listed below


    *EXCEPTIONS                      [X]


Nominees: E. R. Arzac, D. E. Emerson, T. H. Lenagh, W. D. MacCallan, W. P. Neff,
D. G. Ober*, L. Peters, J. J. Roberts, Susan C. Schwab, R. J. M. Wilson

*Mr. Ober is an "interested person," as defined by the Investment Company Act of 1940, because he is an officer of the Company.


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions ____________________________________________________________________


(b) THE SELECTION OF PricewaterhouseCoopers LLP as independent public
    accountants.     FOR [X]      AGAINST [X]    ABSTAIN [X]

(c) THE APPROVAL OF AN AMENDMENT TO the Articles of Incorporation increasing number of authorized shares of Common Stock of the Company from 75,000,000
    to 150,000,000 shares.         FOR [X]      AGAINST [X]    ABSTAIN [X]


(d) RECOMMEND that the Board of Directors cause the Company to
    conduct a self-tender offer.   FOR [X]      AGAINST [X]    ABSTAIN [X]


(e) In their discretion, the Proxies are authorized to vote upon all other business that may properly come before the Meeting with all the powers the undersigned would possess if personally present.


THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR PROPOSALS (a), (b), (c) AND A VOTE AGAINST PROPOSAL (d).


                                Change of Address or  [ ]
                                Comments Mark Here


                NOTE: The signature(s) should correspond with the name of the stockholder(s) as it appears hereon.


                Dated: ________________________________,2000


                Signature __________________________________


                Joint Tenant _______________________________



                           VOTES MUST BE INDICATED       [X]
                           (X) IN BLACK OR BLUE INK.

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.